Exhibit 99.1

For Immediate Release                                                                                                                                                     Media Contact
Dick Parsons
“Perfectly Filtered Water”
(949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Triple Digit Growth for Both Sales and Net Income
 for the Current Fiscal Year over Prior Year

This Accelerates the Trend of Sequential Sales and Net Income Growth with a Combination of both Triple and Double-Digit Growth as Previously Reported for the Second and Third Quarters

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – June 9, 2010 -- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made three key announcements today.  First, that sales revenue for the fiscal year was $2,743,671 compared to $1,172,998 in the prior year, an increase of 133.9%.  Net income was $562,930, compared to a loss of $312,688 in the prior year for an improvement of 280.0%.

Second, Seychelle announced that revenues for the fourth quarter of this fiscal year were $914,030 compared to $264,377 for the prior year, an increase of 245.7%.  The net income for the fourth quarter of this fiscal year was $321,439 compared to a gain of $152,819 for the same period last year, a 110.3% improvement.

Carl Palmer, President and CEO of Seychelle said “We (1) achieved a profitable fourth quarter and fiscal year based on accelerating sales growth for the both the fourth quarter and the fiscal year, (2) recorded a combination of both triple and double digit sales and net income growth in the prior three quarters and (3) put in place more effective cost controls.”

Mr. Palmer indicated “that the introduction of the 27 oz stainless steel filtration bottles, and continued higher sales of 28 oz plastic advanced filtration bottles was a large part of the increase with emphasis on our expansion into the retail market and supporting a push to secure distribution with major retailers and outdoor merchandisers.”  Mr. Palmer further said “ The introduction of special packs of advanced water filtration products including 28 oz plastic bottles, pitchers and replacement filters to the humanitarian, first responder, emergency preparedness and faith-based organizations for distribution both in the United States as well as worldwide dramatically accelerated our sales and earnings growth..”

Further, Mr. Palmer said “that Seychelle has appointed twenty manufacturers representatives to spearhead its move into retail sales with mass merchandisers, drug chains and club stores so that our products will be available for sale from 9AM to 9PM seven days a week.”  Sales calls are now being made on buyers throughout the US and Canada.  In addition our products are available for sale 24/7 on our website: www.seychelle.com

The third announcement was that Seychelle has begun to market its new “Fast Flow” filter system.  The new filter is designed to attack bottled water at retail by providing consumers with an ‘easy to use” low-cost filter system that easily turns tap water into perfectly filtered water that is great-tasting for pennies a gallon.  The Fast Flow filter provides up to 50 gallons of filtered water which is equal to 378 half liters of bottled water.

With Seychelle portable water filtration, consumers can drink, with complete confidence that only Seychelle can provide, perfectly filtered water that is great-tasting from a variety of sources– the tap; rivers, streams, ponds or creeks.  The proprietary Seychelle Ionic Adsorption Micron Filter (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

“Perfectly Filtered Water”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, manufacture and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,854,146 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.